Filed Pursuant to Rule 424(b)(3)
Registration No. 333-129977

PROSPECTUS

18,057,378 shares of common stock

This prospectus relates to the resale of up to 18,057,378 shares of our common stock, $0.001 par value per share, by certain of our shareholders. These persons, together with their transferees, are referred to throughout this prospectus as “selling shareholders.” Of these shares, up to 9,139,914 shares are presently issuable on conversion of promissory notes that we previously issued to certain of the selling shareholders, and up to 3,000,000 shares are presently issuable on the exercise of warrants that we previously issued to certain of the selling shareholders.

We issued all of the shares and promissory notes described above in private placement transactions completed prior to the filing of this registration statement.

We are not selling any shares of our common stock in this offering and therefore will not receive any proceeds from this offering. Instead, the shares may be offered and sold from time to time by the selling shareholders and/or their registered representatives at a fixed price of $.42 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Legend Merchant Group, Inc., a selling shareholder and NASD member broker - dealer, will be deemed to be an underwriter as defined in the federal securities laws with respect to the shares to be sold by it. The remaining selling shareholders may also be deemed to be underwriters with respect to the shares to be sold by them.

Our common stock does not presently trade on any exchange or electronic medium. Although we hope to be quoted on the OTC Bulletin Board, which is maintained by NASDAQ, no assurance can be given that our common stock will be quoted on the OTC Bulletin Board or any other quotation service. Because NASDAQ has no business relationship with the issuers quoted on the OTC Bulletin Board we are not able to apply directly for quotation. Only market makers may apply to quote securities on this market.

You should consider carefully the risk factors beginning on page four of this prospectus.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved of these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the United States Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is June 19 , 2006.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	4
RISK FACTORS	6
WHERE YOU CAN GET MORE INFORMATION	8
PENNY STOCK CONSIDERATIONS	9
USE OF PROCEEDS	9
DESCRIPTION OF OUR AUTHORIZED CAPITAL	9
OUR PLAN OF OPERATIONS	10
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	10
OUR BUSINESS	11
COMPANY HISTORY	11
DESCRIPTION OF OUR BUSINESS	11
DIRECTORS AND EXECUTIVE OFFICERS	14
LITIGATION	14
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	15
EXECUTIVE COMPENSATION	15
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	15
SELLING SHAREHOLDERS	16
DILUTION	20
PLAN OF DISTRIBUTION	20
DESCRIPTION OF SECURITIES	22
EXPERTS	23
LEGAL MATTERS	23
INDEMNIFICATION OF DIRECTORS AND OFFICERS	23

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully. Investors should carefully consider the information set forth under the heading “Risk Factors.” In this prospectus, the terms “Premiere Publishing Group,” “we,” “us,” and “our” refer to Premiere Publishing Group, Inc. and its two wholly owned subsidiaries, Sobe Life, LLC and Poker Life Magazine LLC.

Our Company

We publish the national quarterly magazine “Trump Magazine.” It is a glossy full-color magazine of approximately 110 pages that reflects the interests, business accomplishments and luxurious lifestyle of Donald Trump. The magazine is meant to capitalize on the brand name of Donald Trump following his success with NBC’s reality based show, The Apprentice. The magazine was launched nationally in September 2004 and contains articles focusing on luxury items, exotic travel, fine dining, great entertainment, and unique insights into The Apprentice and its contestants. Six national issues of Trump Magazine have been published to date, and we plan to publish the summer 2006 edition in June 2006. We were organized in March 2005 as a Nevada corporation. Our Internet address is www.trumpworldmag.com.

We publish Trump World magazine through our wholly owned subsidiary Sobe Life, LLC. We purchased Sobe Life, LLC from our Chairman and President Michael Jacobson and Lee Fry in April 2005.

We also launched in October 2005 a national magazine entitled “Poker Life,” that focuses on the popular game of poker and the lifestyle surrounding it. We publish Poker Life magazine once every two months through our wholly owned subsidiary Poker Life Magazine LLC.

Selected Financial Data

The summary financial information set forth below is derived from and should be read in conjunction with our consolidated audited financial statements, including the notes thereto, appearing elsewhere in this prospectus. The information set forth below should also be read in conjunction with “Our Plan of Operations.” Results of operations for the periods presented are not necessarily indicative of results of operations for future periods.

STATEMENT OF OPERATIONS DATA:
Year Ending December 31, 2005
Revenues	$563,848
Expenses	$3,514,103
Net Loss	$(3,283,794)
BALANCE SHEET DATA:
As of December 31, 2005
Total Assets	$1,074,897
Total Liabilities	$3,132,857
Total Stockholders’ Deficit	$(2,057,960)

The Offering
Common stock outstanding	16,064,934 shares as of May 1, 2006
Common stock that may be offered by selling shareholders	Up to 18,057,378 shares; representing 5,917,464 shares of our common stock that were previously issued to the selling shareholders; and 9,139,914 shares of our common stock issuable on conversion of convertible promissory notes, and 3,000,000 shares of our common stock issuable upon the exercise of warrants.
Total proceeds raised by offering	We will not receive any proceeds from the resale or other disposition of the shares covered by this prospectus by any selling shareholder.
Risk factors	There are significant risks involved in investing in us. For a discussion of risk factors you should consider before buying our common stock, see “Risk Factors” beginning on page 6.

RISK FACTORS

An investment in our securities is highly speculative and involves a high degree of risk. Therefore, in evaluating us and our business you should carefully consider the risks set forth below. You should be in a position to risk the loss of your entire investment.

Because Sobe Life, LLC, our wholly owned subsidiary and operating entity, has only recently commenced business operations, it faces a high risk of business failure.

You must consider that only three issues of Trump Magazine were published by Sobe Life, LLC before we purchased Sobe Life, LLC in April 2005, and that Sobe Life, LLC has published only three issues since then. Accordingly, Sobe Life, LLC has minimal operating history from which investors can evaluate its business. Until we develop the business further by publishing more issues of Trump Magazine and expanding its paid circulation, it will be difficult for an investor to evaluate Sobe Life, LLC’s chances for success.

If we continue to incur net losses, and we are unable to raise additional capital, our business may fail.

From May 1, 2004 through March 31, 2006 , we incurred cumulative net losses of approximately $3,898,690 , and we have incurred an accumulated deficit of $3,898,690 as of March 31, 2006 . Our auditor’s report to our audited financial statements states that there is substantial doubt about our ability to continue as a going concern.

We believe that Sobe Life, LLC’s present working capital will permit it to continue to operate for approximately 18 months from the date hereof. However, Sobe Life, LLC may encounter business problems that will cause it to incur additional losses and increase its working capital requirements. There can be no assurance that such working capital will be available from operating revenues or acceptable financings.

If we are unable to hire and retain key personnel, then we may not be able to implement our business plan.

The success and growth of our business will depend on the contributions of our Chairman and President, Michael Jacobson, and a small number of other key personnel, as well as our ability to attract, motivate and retain other highly qualified personnel. Competition for such personnel in the publishing industry is intense. Other than Michael Jacobson, we do not have an employment agreement with any of our employees. The loss of the services of any of our key personnel, or our inability to hire or retain qualified personnel, would make it difficult for us to implement our business plan.

If our business plan fails, our company will dissolve and investors may not receive any portion of their investment back.

If we are unable to realize profitable operations, or raise sufficient capital, our business will eventually fail. In such circumstances, it is likely that we will dissolve and, depending on our remaining assets at the time of dissolution, we may not be able to return any funds back to investors. Because the senior noteholders have priority in the event of liquidation, equity investors would be unlikely to receive funds upon liquidation. Furthermore, although investors that hold senior notes have priority in payment, there can be no assurance that we will have the assets to repay such notes in the event of liquidation.

Competition in the consumer magazine publishing business could make it difficult for us to attract a sufficient number of readers and advertisers.

The consumer magazine publishing business is highly competitive and there can be no assurance that we will be able to compete effectively. We compete for advertising and circulation revenues with publishers of other special-interest consumer magazines, including GQ and Cigar Afficionado. Some of these competitors are larger and have greater financial resources than us. Others are smaller and may be capable of quickly identifying a niche publication that could compete for our readers and advertisers.

Increases in paper costs may have an adverse impact on our future financial results.

The price of paper is a significant expense in publishing our magazines. The prices for certain commodity grades of paper have substantially increased in the past few years. Paper price increases would therefore increase our expenses and thereby make it more difficult for us to attain profitability.

Consolidation of our principal vendors may result in increased prices and delays in services.

Our principal vendors include paper suppliers, printers, fulfillment houses and national newsstand distributors. Each of these industries is currently experiencing significant consolidation among their principal participants. This consolidation may result in (i) decreased competition for providing such services and thus increased prices; (ii) interruptions and delays in services provided by such vendors; and (iii) greater dependence on certain vendors. Consolidation could therefore adversely affect our results of operation and financial condition.

Our magazine business is subject to competition from the rapidly increasing market for internet and new media products and services. This competition will make it more difficult for us to sell our magazines.

The increased availability of information on the internet and other new media products and services subjects our magazine business to increased competition, which will make it more difficult for us to sell our magazines.

There is no assurance that our common stock will be cleared to trade on the Over-the-Counter Bulletin Board, thereby making it more difficult for you to sell your shares.

A market maker has filed a Form 211 with the National Association of Securities Dealers (the “NASD”) to have our Common Stock quoted on the OTC Bulletin Board. However, we cannot assure you that our common stock will ever be quoted on the OTC Bulletin Board or listed on an exchange. It will be more difficult for you to sell your shares if our stock is not quoted on a quotation sevice or listed on an exchange.

We cannot guarantee that an active trading market will develop for our common stock, thereby making it more difficult for you to sell your shares.

There is no public market for our Common Stock and there can be no assurance that a regular trading market for our Common Stock will ever develop or that, if developed, it will be sustained. Therefore, purchasers of our Common Stock should have a long-term investment intent and should recognize that it may be difficult to sell the shares, notwithstanding the fact that they are not restricted securities. We cannot predict the extent to which a trading market will develop or how liquid a market might become.

Poker Life magazine will face intense competition from other poker magazines, which will make it more difficult for us to attract a sufficient number of readers and advertisers for this magazine.

We also launched Poker Life magazine in October 2005 and have published three issues. It is a national magazine, published once every two months, that focuses on the popular game of poker and the lifestyle surrounding it. Poker Life magazine will face intense competition from other magazines focused on the game of poker, including “Card Player,” “Bluff,” “All In,” and “Casino Player.” We cannot assure you that our planned magazine will be able to effectively compete with these other magazines given that they have an established readership and have greater financial resources than we do.

We could be subject to criminal or civil penalties if we include in Poker Life magazine advertisements for online gaming companies.

We plan to run advertisements for online gaming sites in our Poker Life magazine unless such advertisements or gaming sites are found to be illegal. This could result in our being the target of a criminal prosecution by federal or state authorities, or both. It may also make it more difficult for us to list our securities on an exchange in the U.S. The recent initial public offering of Gibraltar based Party Gaming PLC, the world’s largest online poker company, trades only on the London Stock Exchange.

The U.S. Department of Justice has indicated that it regards all forms of online gaming as illegal in the U.S. under the Interstate Wireline Act. This would seem to include online poker. The Department of Justice has also indicated that advertisements for online gaming are illegal, and it has issued subpoenas to media groups to stop them running such advertisements. Furthermore, most states maintain that online gaming is illegal under existing anti-gambling laws, but as yet they have done little to enforce those laws against online-gaming sites. In addition, businesses that run advertisements for online-gaming sites have been the target of civil actions. Certain companies take the position and rely on the apparent unwillingness or inability of regulators generally to bring actions against companies with no presence in the country concerned which is not the case with us because we maintain our offices and activities in the United States. Online poker is, however, increasingly popular in the U.S. and many publications currently include magazine advertisements placed by online-gaming sites despite the potential risks.

Purchasers of our common stock may suffer future dilution, thereby decreasing their percentage ownership of us.

If we sell additional equity or convertible debt securities, those sales could result in future dilution to purchasers of our common stock, thereby decreasing their percentage ownership of us.

Our common stock is considered a penny stock, which is subject to restrictions on marketability, so you may not be able to sell your shares.

If our common stock becomes tradable in the secondary market, we may be subject to the penny stock rules adopted by the Securities and Exchange Commission that requires brokers to provide extensive disclosure to its customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our shareholders to sell their securities. See “Penny Stock Considerations”.

Some of Sobe Life, LLC’s recognized advertising revenue may be uncollectible.

Sobe Life, LLC recognizes revenue upon the publication and distribution of each issue of Trump World magazine for which advertising has been purchased and billed and yet our financial statements do not provide an allowance for doubtful accounts. While collection of this advertising revenue is reasonably assured, certain advertisers in Trump World magazine may default thereby decreasing our actual revenues from those recorded in our audited financial statements.

WHERE YOU CAN GET MORE INFORMATION

In accordance with the Securities Act of 1933, we filed with the SEC a registration statement on Form SB-2 covering the securities in this offering. As permitted by rules and regulations of the SEC, this prospectus does not contain all of the information in the registration statement. For further information regarding both our company and the securities in this offering, we refer you to the registration statement, including all exhibits and schedules, which you may inspect without charge at the public reference facilities of the SEC’s Washington, D.C. office, 100 F Street, N.E., Washington, D.C. 20549, and on the SEC Internet site at http:\\www.sec.gov. You also may request a copy of the registration statement by writing or calling us at 386 Park Avenue South, 16th Floor, New York, New York 10016, telephone number (212) 481-1005.

PENNY STOCK CONSIDERATIONS

Our common stock is considered penny stock. Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compenstion of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules.

USE OF PROCEEDS

We will not receive any proceeds from sale of the shares of common stock covered by this prospectus by the selling shareholders.

DESCRIPTION OF OUR AUTHORIZED CAPITAL

Our authorized capital consists of 75 million shares of common stock, par value $.001 per share. As of May 1, 2006, 16,064,934 shares of our common stock were outstanding. Our articles of incorporation currently do not authorize us to issue preferred stock.

Holders of our common stock have the right to cast one vote for each share of stock in their name on the books of our company, whether represented in person or by proxy, on all matters submitted to a vote of holders of common stock, including election of directors. There is no right to cumulative voting in election of directors. Except where a greater requirement is provided by statute or by the articles of incorporation, or in the by-laws, the presence, in person or by proxy duly authorized, of the one or more holders of a majority of the outstanding shares of our common stock constitutes a quorum for the transaction of business. The vote by the holders of a majority of outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger, or amendment of our articles of incorporation.

There are no restrictions in our articles of incorporation or by-laws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend (1) we would not be able to pay our debts as they become due in the usual course of business or (2) our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution. We have not declared any dividends, and we do not plan to declare any dividends in the foreseeable future.

Holders of our common stock are not entitled to preemptive rights, and no redemption or sinking fund provisions are applicable to our common stock. All outstanding shares of our common stock are fully paid and non-assessable.

OUR PLAN OF OPERATIONS

The revenue that Sobe Life, LLC currently generates from each issue of Trump Magazine is approximately $200,000 while the current cost of publishing one issue is approximately $165,000. The revenues consist of $140,000 in advertising revenue and $60,000 in circulation revenue. The costs include printing costs of $95,000, distribution cost of approximately $15,000, and photography, writing and related creation costs of $15,000. In addition, Sobe Life, LLC pays or accrues compensation expense of an aggregate of $40,000 per month.

Our plan of operations for the 12 months following the date of this prospectus is to publish an additional four issues of Trump Magazine and six issues of Poker Life magazine. We expect that for at least the next 12 months, the revenues associated with each future issue of Trump Magazine will increase but that the expenses associated with each issue will remain the same because we anticipate that the number of pages of advertisements will increase with each issue, while the number of editorial pages will decrease, thereby resulting in increased revenues with constant printing and other publishing expenses.

As of March 31, 2006 , we had cash on hand of approximately $292,639 . This cash is a result of our bridge financing in April and May 2005, Sobe Life, LLC’s revenues, and the private placements of our Investment Units in July through October 2005. The bridge financing in April and May 2005 consisted of 8% convertible promissory notes that we issued in the aggregate amount of $560,000. The notes matured in November 2005 but are convertible at anytime at the option of the payee into our common stock at the rate of $.25 per share. One payee holding a $25,000 note requested repayment when the notes matured and we paid him back in full. All of the remaining holders have not requested repayment. We are hopeful that they will convert their promissory notes into our common stock.

We expect that the cash we have on hand will permit us to continue to operate for an additional 12 months based on our anticipated advertising and circulation revenues, as well as our anticipated expenses over that period.

The continuing development of our publishing business will be dependent upon our success in attracting subjects for our magazine articles, as will as advertisers. Future advertising may be effected by events and trends such as general economic conditions, alternative means of advertising and the circulation of our magazine.

In the audited financial statements included in this prospectus, Sobe Life, LLC has recognized revenue upon the publication and distribution of each issue of Trump Magazine for which advertising has been purchased and billed. At this point, collection is reasonably assured and Sobe Life, LLC has no remaining performance obligations. Prepayments and/or deposits on advertising or editorial copy to be published in future issues are deferred until the publication and distribution date of the respective issue. In the normal course of business, Sobe Life, LLC extends unsecured credit to virtually all of its customers. Sobe Life, LLC believes it will be able to collect all advertising revenue, so it has not provided an allowance for doubtful accounts. In the event of complete non-performance, the maximum exposure to Sobe Life, LLC is the recorded amount of trade accounts receivable shown on its balance sheet at the date of non-performance. At December 31, 2005 this amount was $60,000.

For the period from May 1, 2004 through March 31, 2006 , we have incurred a net loss of $3,898,690 .

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Prior to this offering, there has been no public market for our common stock and we cannot assure you that a public market will develop by reason of this offering. Our plan is for our common stock to be quoted on the OTC Bulletin Board. However, even if this offering is successful, there can be no assurance that any active trading market for our common stock will exist or, if it does exist, that such market will be maintained or otherwise provide the liquidity necessary for shareholders to purchase and sell our securities. The shares being registered for resale by this registration statement are the only shares to date that we have agreed to register under the Securities Act of 1933 for sale by security holders.

Dividend Policy and Holders

No dividends have been paid to date on our common stock and no change of this policy is under consideration by our board of directors. Our board of directors is not required to declare or pay dividends on our securities. The payment of dividends in the future will be determined by our board of directors in light of conditions then existing, including our earnings, financial requirements, general business conditions, reinvestment opportunities, and other factors. There are otherwise no restrictions on the payment of dividends existing at this time. We had 100 stockholders of record of our common stock on June 1, 2006.

OUR BUSINESS

COMPANY HISTORY

We publish the national quarterly magazine “Trump Magazine.” Trump Magazine was initially published, beginning in September 2004, by Sobe Life, LLC, an Illinois limited liability company. Sobe Life, LLC was formed in April 2004 by Lee Fry and our President Michael Jacobson in order to enter into a publishing agreement with Trump World Publications LLC and publish Trump Magazine on a national basis. We were organized in March 2005 as a Nevada corporation.

At the time that Sobe Life LLC was formed in April 2004, Lee Fry owned 70% of the membership interests in Sobe Life, LLC, our Chairman and President Michael Jacobson owned 30% of the membership interests, and Mr. Fry had loaned $700,000 to Sobe Life, LLC to fund the original publication of the magazine. In March 2005, we acquired Lee Fry’s 70% interest in Sobe Life, LLC and satisfied in full any and all obligations under the $700,000 loan in exchange for $100,000 and an agreement to pay Mr. Fry 10% of any net profits generated by Trump Magazine though December 2007 up to a maximum amount of $500,000. Thereafter, in April 2005, Mr. Jacobson transferred his interest in Sobe Life, LLC to us. In consideration of that transfer and Mr. Jacobson’s services in forming and organizing us, Mr. Jacobson received 5,350,000 shares of our common stock.

We also launched in October 2005 a national magazine entitled “Poker Life,” that focuses on the popular game of poker and the lifestyle surrounding it. We plan to publish Poker Life magazine once every two months through our wholly owned subsidiary Poker Life Magazine LLC.

DESCRIPTION OF OUR BUSINESS

Trump Magazine

Trump Magazine is a glossy, full-color national quarterly magazine of approximately 112 pages that reflects the interests, business accomplishments and luxurious lifestyle of Donald Trump. The magazine is meant to capitalize on the internationally recognized brand name of Donald Trump and on the success of Trump’s NBC’s reality show, The Apprentice. The magazine was launched nationally in September 2004 and contains articles focusing on luxury items, exotic travel, fine dining, great entertainment, and unique insights into The Apprentice and its contestants.

Trump Magazine is intended to be published four times per year and is tailored to a unisex, upwardly mobile readership between the ages of 21 and 55. It is advertising supported and retails in the United States for $5.95 per issue, or $19.99 for a one-year subscription to four issues. Its current print run is 200,000. Approximately one-fourth of its circulation, 50,000 copies, is distributed complimentary to the customers of Donald Trump’s properties, including his hotels, casinos, golf courses and residences.

The magazine was first published in September 2002, with subsequent editions published by Sobe Life, LLC in September 2004 and December 2004. Additionally, we published the Spring 2005 and Summer

2005 issues of the magazine following our acquisition of Sobe Life, LLC in April 2005. We published the Fall 2005 edition in September 2005 and we published the Winter 2005 edition in December 2005.

Advertising in Trump Magazine

Trump Magazine sells and carries conventional advertising. The size of each advertisement ranges from one-third to one full page, or special units (i.e., spreads, gatefolds or inserts). The publisher and sales team of Trump Magazine is responsible for soliciting potential advertisers, negotiating advertising contracts and securing executed insertion orders with them. To date, Trump Magazine’s advertisers have typically been national businesses that market products to high net worth individuals. The advertisers, starting with the first national issue, in the first issues of Trump Magazine have included London Jewelers, Cellini Jewelers, BlueStarJets private air travel, Fendi bags, Tourneau watches and A-Link in which we featured Melania Trump.

Donald Trump

Donald Trump is one of most successful and renowned real estate developers in the world. Long before the success of NBC’s reality-based show, The Apprentice, Donald Trump was a celebrity. The Apprentice is a series that focuses on a group of young, ambitious entrepreneurs competing for a dream job as a top executive in Donald Trump’s business empire. It has been a top-rated television series for the past one and one-half years and has a production commitment from NBC for two more seasons.

Our License Agreement with Donald J. Trump and our Publishing Agreement with Trump World Publications LLC

Our wholly owned subsidiary Sobe Life, LLC entered into a license agreement with Donald J. Trump on May 28, 2004 that grants us an exclusive license to use the “Trump” trademark as the name of our magazine through August 30, 2009. In consideration for the grant of this license, our wholly owned subsidiary Sobe Life, LLC agreed to pay Mr. Trump $120,000 upon the publication of the fall (September) 2005 issue and an additional $120,000 upon the publication of the winter (December) 2005 issue of Trump Magazine. Sobe Life, LLC also agreed to pay Mr. Trump a royalty of $135,000 for each issue of Trump Magazine published thereafter regardless of the frequency of publication.

In accordance with the license agreement, Mr. Trump has the right to review and approve each issue of Trump Magazine at least 10 days prior to each publication in order to confirm that the issue meets the industry standards for a premier, first-class lifestyle magazine.

In addition to the license agreement, Sobe Life, LLC entered into a five-year publishing agreement with Trump World Publications LLC, of which Mr. Trump is the managing member. Sobe Life, LLC first entered into this agreement on May 28, 2004, and it was last amended on July 27, 2005.

The publishing agreement, as amended, required Sobe Life, LLC to pay Trump World Publications LLC $200,000 on July 30, 2005 in connection with all prior issues of Trump Magazine including summer 2005, and to thereafter pay 7.5% of the net profits generated by each issue of Trump Magazine beginning with the fall (September) issue. These fees are in addition to the royalties payable under the license agreement described above. The publishing agreement provides that the net profits generated by each issue of Trump Magazine shall equal all the gross revenues received with respect to an issue, less accounting costs directly related to the issue (not to exceed $10,000 per year); legal costs directly related to the issue (not to exceed $10,000 per year); and a percentage of our general corporate expenses (including payroll, printing, rent and photography expenses) based on the number of issues of Trump Magazine published in a year compared to the total number of our publications in that same year, including publications of our Poker Life magazine.

In connection with the July 27, 2005 amendment of the Publishing Agreement, we also transferred 2 million restricted shares of our common stock to Mr. Trump.

The publishing agreement requires that we produce each issue of Trump Magazine for a distribution of a minimum of 200,000 copies, with 50,000 distributed complimentary by us at our own expense to certain of Mr. Trump’s properties. The agreement also requires that the magazine be a four-color magazine, the interior paper be printed on 60LB high-grade glossy stock, the cover of the magazine be on 100# glossy stock, the binding be perfect bound, and the minimum page count be 100 pages. The agreement also requires that each single issue of the magazine be sold for $5.95.

Poker Life Magazine

We launched in October 2005 a national magazine “Poker Life,” that focuses on the popular game of poker and the lifestyle surrounding it. Each feature and article is in step with the passions of today’s players, including features and articles on travel, fine dining, cigars, nightlife and fashion. We plan for the magazine to help readers find the next tournament worth playing in and feature the world’s best poker rooms. World champions of poker will also contribute tips for playing the game. Poker Life magazine is printed at a major printing plant on superior 100 LB cover stock and 60 LB interior stock, and perfect bound.

We believe that poker is more popular in America now than ever before because:

• Television has revolutionized poker’s popularity, targeting a growing audience of new players and putting the game squarely in the lexicon. Fans are intrigued by the quirky personalities of poker’s top professionals and celebrity participants, as featured in The World Series of Poker and Celebrity Poker Showdown, respectively.

• The invention of the Lipstick Cam two years ago revealed to television viewers the player’s two hole cards in the seven card game of Texas Hold ‘Em, thereby exposing the bluffers.

• The Internet draws millions of amateur players and pros a day to a variety of online poker sites, where stakes range from poker change to big purses.

• Poker-themed magazines are on the rise. There was an influx of new poker titles in 2004 aimed at mid-level players with some knowledge of the game and its champions. However, most of these magazines are missing the crucial luxury lifestyle element that will distinguish Poker Life from the competition.

Our plan of operations for the 12 months following the date of this prospectus is to publish six issues of Poker Life magazine. We have already published three issues.

Poker Life magazine faces intense competition from other magazines focused on the game of poker, including “Card Player,” “Bluff,” “All In,” and “Casino Player.” We may not be able to effectively compete with these other magazines given that they have an established readership and have greater financial resources than we do.

Additionally, if we run advertisements for online-gaming sites in our planned Poker Life magazine, it could result in our being the target of a criminal prosecution by federal or state authorities, or both. It may also make it more difficult for us to list our securities on an exchange in the U.S.

Custom Publishing

In March 2006, we created a custom publishing division to offer companies the service to create, manage, print, mail and publish a theme magazine to promote and cross market their brands to their customers.

DIRECTORS AND EXECUTIVE OFFICERS

The directors, officers and key employees of the company are as follows:

Name	Age	Position
Michael Jacobson	42	Chairman, President and Secretary
Al Van Damm	55	Controller

The business experience, principal occupations and employment of each of the above persons during at least the last five years are set forth below.

MICHAEL JACOBSON. Mr. Jacobson has been our Chairman, President and Secretary since we were organized in March 2005, and has been the Editor and Publisher of Trump Magazine since October 2002. Mr. Jacobson is responsible for overseeing the editorial and sales efforts for Trump Magazine. From September 1995 through September 2003, Mr. Jacobson was Vice President of Sales and Promotions for Smoke Magazine, published by Lockwood Publications, Inc. Prior to his work with Trump Magazine, Mr. Jacobson worked in advertising sales and promotions for “Gear” magazine and helped launch “Smoke” magazine.

AL VAN DAMM. Mr. Van Damm has been our Controller and principal financial officer since March 2005. Prior thereto, beginning in 1998, Mr. Van Damm was an independent consultant that assisted numerous companies with their financial statement preparation. From 1986 to 1997, Mr. Van Damm was the controller for North American Music Corporation of West Nyack, New York.

Employees

We currently have 20 full-time employees.

Company Facilities

We currently lease an office in New York city of approximately 6,000 square feet at $26.00 per square foot.

LITIGATION

From time to time, we may be involved in various claims, lawsuits, and disputes with third parties, actions incidental to the normal operations of the business. As of the date of this offering, we are not aware of any material claims, lawsuits, disputes with third parties or the like that would have any material affect on our business.

Directors’ Term of Office

Directors will hold office until the next annual meeting of shareholders and the election and qualification of their successors. Officers are elected annually by our board of directors and serve at the discretion of the board of directors.

Audit Committee and Audit Committee Financial Expert

Our board of directors acts as our audit committee. No member of our board of directors is an “audit committee financial expert,” as that term is defined in Item 401(e) of Regulation S-B promulgated under the Securities Act.

To date, we have conducted limited operations and generated only minimal revenue since inception. In light of the foregoing, and upon evaluating our internal controls, our board of directors determined that our internal controls are adequate to insure that financial information is recorded, processed, summarized and reported in a timely and accurate manner in accordance with applicable rules and regulations of the SEC. Accordingly, our board of directors concluded that the benefits of retaining an individual who qualifies as an “audit committee financial expert” would be outweighed by the costs of retaining such a person.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Neither our sole director and executive officer nor any person who beneficially owns, directly or indirectly, shares carrying more than 5% of our common stock, nor any members of the immediate family (including spouse, parents, children, siblings, and in-laws) of any of the foregoing persons, has any material interest, direct or indirect, in any transaction that we have entered into since our incorporation or any proposed transaction, other than our issuance of 5,350,000 shares in April 2005 to our President and CEO Michael Jacobson.

EXECUTIVE COMPENSATION

The following table discloses the compensation we paid to Michael Jacobson, in our 2004 fiscal year.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary($)	($)Bonus	Other Annual Compensation	Securities Underlying Options/SARs	All Other Compensation($)
Michael Jacobson Chief executive officer	2004	$120,000	0	0	—	—

As of the date of this prospectus, we have not granted stock options to anyone. Our board of directors has not adopted a stock option plan or other equity based compensation plan.

Employment Agreements

We entered into a five year employment agreement with our President and CEO Michael Jacobson on September 1, 2005. The agreement provides for a base salary of $200,000 per year, a car allowance of $1,000 per month, and bonuses at our discretion.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table indicates how many shares of our common stock were beneficially owned as of May 1, 2006, by (1) each person known by us to be the owner of more than 5% of our outstanding shares of common stock, (2) our director, (3) our executive officer, and (4) our director and executive officer as a group. In general, “beneficial ownership” includes those shares a director or executive officer has sole or shared power to vote or transfer (whether or not owned directly) and rights to acquire common stock through the exercise of stock options or warrants that are exercisable currently or become exercisable within 60 days. Except as indicated otherwise, the persons name in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. We based our calculation of the percentage owned on 16,064,934 shares outstanding on June 1, 2006. The address of each of the director and executive officer listed below is c/o Premiere Publishing Group, Inc., 386 Park Avenue South, 16th Floor, New York, New York 10016.

Name and Address	Number of Shares Beneficially Owned		Percent of Class
Michael Jacobson President and CEO	5,350,000	(1)	33.3%
Al Van Damm Controller and Principal Financial Officer	50,000	(2)	*
Donald J. Trump	2,000,000	(3)	12.5%
Legend Merchant Group, Inc.(8)	2,489,990	(4)	14.6%
Lars Volkenberg	1,260,377	(5)	7.9%
Lakefield Trading LTD(9)	1,700,000	(6)	10.0%
Gilman Securities LTD(10)	1,700,000	(6)	10.0%
Brenston Enterprises S.A.(11)	1,700,000	(6)	10.0%
Lion Advisors LLC(12)	1,275,000	(7)	7.9%
All officers and directors as a group (2 persons)	5,400,000		33.6%

* Represents less than 1%

 (1) Mr. Jacobson received these shares in consideration for forming and organizing us in March 25, 2005 and for transferring Sobe Life, LLC to us in April 2005.

 (2) Mr. Van Damm received these shares in March 2005 in consideration for employment services previously rendered, and for future employment services.

 (3) Mr. Trump received these shares in connection with the July 27, 2005 amendment to the publishing agreement between Sobe Life, LLC and Trump World Publications LLC. Mr. Trump’s address is c/o the Trump Organization, 725 Fifth Avenue, New York, NY 10022.

 (4) Legend Merchant Group received 1,500,000 of these shares in consideration for investment banking services performed on behalf of us in connection with the restructuring of Sobe Life, LLC and our acquisition of Sobe Life, LLC in April 2005. 989,990 of these shares are presently issuable upon the exercise of a warrant. The address for Legend Merchant Group, Inc. is 30 Broad Street, 38thFloor, New York, New York 10004.

 (5) Mr. Volkenberg received these shares upon the conversion of convertible promissory notes issued by us in April 2005. Mr. Volkenberg’s address is P.O. Box 6001 Heerlen 6401 SB Netherlands.

 (6) 1,000,000 of these shares are issuable upon the exercise of warrants. These shares and warrants were issued in consideration for investor relations services performed on our behalf. The address is c/o Geneva Financial Services, 13 Cours de Rive, Geneva 1204 Suisse.

 (7) 900,000 of these shares were issued in consideration for investor relations services performed on our behalf. The address for Lion Advisers LLC is c/o Morrison Anderson Trust Company, P.O. Box 120, Main Street, Charlestown, Nevis, WI.

 (8) Voting control and dispositive power over these shares is held by Mr. John Shaw.

 (9) Voting control and dispositive power over these shares is held by Ms. Maria Dolores Garcia.

(10) Voting control and dispositive power over these shares is held by Mr. Patrice Kersual.

(11) Voting control and dispositive power over these shares is held by Mr. Emmanuel Lopez.

(12) Voting control and dispositive power over these shares is held by Mr. Gillian Hobson.

SELLING SHAREHOLDERS

The table below sets forth the name of each person who is offering for resale shares of common stock covered by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering, and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

The shares of common stock being offered in this prospectus (including shares issuable upon the conversion of convertible promissory notes) were issued in private placement transactions by us, each of which was exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) of the Securities Act.

Because the selling shareholders may offer all, some, or none of their shares of our common stock, we cannot provide a definitive estimate of the number of shares that the selling shareholders will hold after this offering.

Other than as indicated, none of the selling shareholders has at any time during the past three years acted as one of our employees, officers, or directors or otherwise had a material relationship with us.

For purposes of the following table, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. For purposes of this table, a person is deemed to have beneficial ownership of any shares which such person has the right to acquire within 60 days after the date of this prospectus. Each selling shareholder’s percentage of ownership in the following table is based on 16,064,934 shares of common stock outstanding as of June 1, 2006.

	Shares beneficially owned prior to the offering			Shares beneficially owned after the offering
Selling Shareholder	Number	Percent	Number of common shares registered in this prospectus	Number	Percent
Alda Express	70,952(1)	*	70,952	0	0%
Christopher Avery	70,952(1)	*	70,952	0	0%
Hans Bilger	70,952(1)	*	70,952	0	0%
Timothy Borthwick	283,807(1)	1.8%	283,807	0	0%
Peter Brazel	106,428(1)	*	106,428	0	0%
Richard J. Brightling	283,807(1)	1.8%	283,807	0	0%
David Caird	425,710(1)	2.6%	425,710	0	0%
Wade Cartwright	70,952(1)	*	70,952	0	0%
James Coffey	141,903(1)	*	141,903	0	0%
William Dolen	141,903(1)	*	141,903	0	0%
Robert J. Eager	70,952(1)	*	70,952	0	0%
Christopher Eiffe	70,952(1)	*	70,952	0	0%
Garry Farqumar	70,952(1)	*	70,952	0	0%
George Fisher	70,952(1)	*	70,952	0	0%
Samuel Fox & Gail Fox	70,952(1)	*	70,952	0	0%
F H Partners	70,952(1)	*	70,952	0	0%
Anthony Glover & Jennifer Glover	35,476(1)	*	35,476	0	0%
Jonathan Grantham	70,952(1)	*	70,952	0	0%
Anthony Griffith & Benedict Griffith	70,952(1)	*	70,952	0	0%
Heckert Construction	283,807(1)	1.8%	283,807	0	0%
Dennis Hewitt	70,952(1)	*	70,952	0	0%
Will Henry Caradoc Hodkins	70,952(1)	*	70,952	0	0%
Anthony Hustead & Karen Hustead	70,952(1)	*	70,952	0	0%
Mark J. Iacono	283,807(1)	1.8%	283,807	0	0%
Cliff D. Jobson	35,476(1)	*	35,476	0	0%
Craig Kirsch & Jodi Kirsch	70,952(1)	*	70,952	0	0%
Michael Lane	283,807(1)	1.8%	283,807	0	0%
Lezarb Pt Ltd.	35,476(1)	*	35,476	0	0%
Keith Lopez	141,903(1)	*	141,903	0	0%
Michael C. Manzo	70,952(1)	*	70,952	0	0%
Neville Maw	70,952(1)	*	70,952	0	0%
Thomas B. McChesney	283,807(1)	1.8%	283,807	0	0%
Jason Mediate	70,952(1)	*	70,952	0	0%
Kenneth Mortimer	141,903(1)	*	141,903	0	0%
Derek Munden	212,855(1)	1.3%	212,855	0	0%
David Nicholls	709,517(1)	4.4%	709,517	0	0%

	Shares beneficially owned prior to the offering			Shares beneficially owned after the offering
Selling Shareholder	Number	Percent	Number of common shares registered in this prospectus	Number	Percent
Allan Pope	70,952(1)	*	70,952	0	0%
Howard Rice	70,952(1)	*	70,952	0	0%
Eric P. Robinson	70,952(1)	*	70,952	0	0%
Harold Scidmore & Francis Scidmore	70,952(1)	*	70,952	0	0%
Alan Seewald & Mariann Seewald	70,952(1)	*	70,952	0	0%
Wayne Seid & Michael Seid	70,952(1)	*	70,952	0	0%
Amarjit Sing	70,952(1)	*	70,952	0	0%
Brian Stanislawski	70,952(1)	*	70,952	0	0%
James T. Stephens	70,952(1)	*	70,952	0	0%
Peter Alan Stewart	70,952(1)	*	70,952	0	0%
Tangents to Infinity	70,952(1)	*	70,952	0	0%
Sean Tangney	212,855(1)	1.3%	212,855	0	0%
Tamex Transport Pty Ltd.	70,952(1)	*	70,952	0	0%
Donald Ulmer	141,903(1)	*	141,903	0	0%
Onoforio Pecorarro	102,000	*	102,000	0	0%
Barnaby Willis	141,903(1)	*	141,903	0	0%
Richard McGraph	2,667	*	2,667	0	0%
Gannon W. Scheidt	6,667	*	6,667	0	0%
Janis G. Scheidt	6,667	*	6,667	0	0%
Marc Hetrick	6,667	*	6,667	0	0%
Scott Shwayder	6,667	*	6,667	0	0%
Marc S. Lipitt	6,667	*	6,667	0	0%
Scott Henke	6,667	*	6,667	0	0%
William Chinnock	6,667	*	6,667	0	0%
Stan Williams	6,667	*	6,667	0	0%
Edward Tan	6,667	*	6,667	0	0%
George Scheidt	6,667	*	6,667	0	0%
Bryan Oliver	6,667	*	6,667	0	0%
Marlene McGrath	6,667	*	6,667	0	0%
John McGrath	6,667	*	6,667	0	0%
Westport Strategic Partners, Inc.(10)	109,328	*	109,328	0	0%
Bella Capital Holdings LLC(11)	200,000	1.2%	200,000	0	0%
Omar Barrientos	150,000	*	150,000	0	0%
Elisa Giordano	50,000	*	50,000	0	0%
John Rayl	25,000	*	25,000	0	0%
Robert Schneiderman	25,000	*	25,000	0	0%
Teresa Apolei	25,000	*	25,000	0	0%
Alan Carter	15,000	*	15,000	0	0%
Ronald Onopa	10,000	*	10,000	0	0%
Neal Kurtti	15,000	*	15,000	0	0%
Mike Mathieu	15,000	*	15,000	0	0%
C. Giordano TTEE for Michael T. Giordano	25,000	*	25,000	0	0%
C. Giordano TTEE for Nicholas E. Giordano	25,000	*	25,000	0	0%
C. Giordano TTEE for Dominick Giordano	15,000	*	15,000	0	0%
C. Giordano TTEE for Dante Giordano	15,000	*	15,000	0	0%

	Shares beneficially owned prior to the offering			Shares beneficially owned after the offering
Selling Shareholder	Number	Percent	Number of common shares registered in this prospectus	Number	Percent
Ann Bradbury	25,000	*	25,000	0	0%
Michael A. Giordano	10,000	*	10,000	0	0%
Enrico Giordano	10,000	*	10,000	0	0%
Greg Giordano	10,000	*	10,000	0	0%
Paul Giordano	10,000	*	10,000	0	0%
Kathleen Ficoratta	10,000	*	10,000	0	0%
Robert Carl	10,000	*	10,000	0	0%
Michael Shankoff	10,000	*	10,000	0	0%
Rubenstein Public Relations	50,000	*	50,000	0	0%
Capital Growth Investments Trust	314,000(2)	2.0%	314,000	0	0%
Chris Janish	204,000(3)	1.3%	204,000	0	0%
Peter Pelullo	209,333(4)	1.3%	209,333	0	0%
Jerry Goldstein	62,800(5)	*	62,800	0	0%
Lars Volkenberg	1,260,377(6)	7.9%	1,260,377	0	0%
Joel Hoeniger	104,667(7)	*	104,667	0	0%
Michael Rosenbaum	25,000(8)	*	25,000	0	0%
Lakefield Trading Ltd.(12)	1,700,000(9)	10.0%	1,700,000	0	0%
Gilman Securities Ltd.(13)	1,700,000(9)	10.0%	1,700,000	0	0%
Brenston Enterprises S.A.(14)	1,700,000(9)	10.0%	1,700,000	0	0%
Lion Advisors LLC(15)	1,275,000	7.9%	1,275,000	0	0%
Birchwood Capital Advisors Inc.(16)	104,667	*	104,667	0	0%
Legend Merchant Group Inc.(17)	2,489,990	14.6%	500,000	1,989,990	15.9%
Robert C. Michaels	200,000(18)	1.2%	200,000	0	0%
Magbritt Rosenbaum	209,333(18)	1.3%	209,333	0	0%
Onofrio Peccoraro	146,533(18)		146,533	0	0%
C.J.R. Capital, Inc. (19)	83,467(18)	*	83,467	0	0%
Pinnacle Investment Partners, L.P. (19)	125,200(18)	*	125,200	0	0%
Lance Marketing	41,733(18)	*	41,733	0	0%

* Represents less than 1%.

 (1) 90% of these shares are currently issuable upon the conversion of a convertible promissory note.

 (2) 150,000 of these shares are currently issuable upon the conversion of a convertible promissory note.

 (3) 200,000 of these shares are currently issuable upon the conversion of a convertible promissory note.

 (4) 100,000 of these shares are currently issuable upon the conversion of a convertible promissory note.

 (5) 60,000 of these shares are currently issuable upon the conversion of a convertible promissory note.

 (6) 800,000 of these shares are currently issuable upon the conversion of a convertible promissory note.

 (7) 100,000 of these shares are currently issuable upon the conversion of a convertible promissory note.

 (8) Intentionally left blank.

 (9) 1,000,000 of these shares are currently issuable upon the exercise of warrants at $.65 per share.

(10) Voting control and dispositive power over these shares is held by Mr. Joseph Safina.

(11) Voting control and dispositive power over these shares is held by Ms. Isabella Cupo.

(12) Voting control and dispositive power over these shares is held by Ms. Maria Dolores Garcia.

(13) Voting control and dispositive power over these shares is held by Mr. Patrice Kersual.

(14) Voting control and dispositive power over these shares is held by Mr. Emmanuel Lopez.

(15) Voting control and dispositive power over these shares is held by Mr. Gillian Hobson.

(16) Voting control and dispositive power over these shares is held by Mr. Christopher Giordano.

(17) Voting control and dispositive power over these shares is held by Mr. John Shaw. 989,990 of these shares are issuable upon the exercise of a warrant. Legend Merchant Group, Inc. is an NASD member broker-dealer.

(18) All of these shares are currently issuable upon the conversion of a convertible promissory note.

(19) Voting control and dispositive power over these shares is held by Mr. Christopher Janish.

DILUTION

There will be dilution to our existing shareholders in the event that our outstanding convertible promissory notes are converted or our outstanding warrants are exercised.

PLAN OF DISTRIBUTION

The selling shareholders and any of their respective pledgees, donees, assignees, and other successors-in-interest may, from time to time, offer and sell their shares at a fixed price until our shares are quoted on the OTC Bulletin Board. They may sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.

We have agreed, subject to certain limits, to bear all costs, expenses, and fees of registration of the shares of our common stock offered by the selling shareholders for resale. However, any brokerage commissions, discounts, concessions, or other fees, if any, payable to broker-dealers in connection with any sale of shares of common stock will be borne by the selling shareholders selling those shares or by the purchasers of those shares.

On our being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution, or secondary distribution, or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing the following:

      • the name of each such selling shareholder and of any participating broker-dealer

      • the number of securities involved

      • the price at which such securities were sold

      • the commissions paid or discounts or concessions allowed to any broker-dealer, where applicable

      • that any broker-dealer did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus

      • other facts material to the transaction.

The selling shareholders may use any one or more of the following methods when selling shares:

      • directly as principals

      • ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers

      • block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      • purchases by a broker-dealer as principal and resale by the broker-dealer for its account

      • an exchange distribution in accordance with the rules of the applicable exchange

      • privately negotiated transactions

      • short sales that are in compliance with the applicable laws and regulations of any state or the United States

      • broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share

      • a combination of any such methods of sale

      • any other method permitted pursuant to applicable law

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Any sales of the shares may be effected through the OTC Bulletin Board, in private transactions or otherwise, and the shares may be sold at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices.

The selling shareholders may also engage in short sales against the box, puts and calls, and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling shareholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. We believe that the selling shareholders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding sale of their shares other than ordinary course brokerage arrangements, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. If the selling shareholders effect sales through underwriters, brokers, dealers or agents, such firms may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers of the shares for whom they may act as agent, principal or both in amounts to be negotiated. Those persons who act as broker-dealers or underwriters in connection with the sale of the shares may be selected by the selling shareholders and may have other business relationships with, and perform services for, us. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

Legend Merchant Group, Inc., a selling shareholder and NASD member broker-dealer, will be deemed to be an underwriter as defined in the federal securities laws with respect to the shares to be sold by it. The other selling shareholders and any other broker-dealers who participate in the sale of the shares may be deemed to be an “underwriter” within the meaning of section 2(11) of the Securities Act. Any commissions received by any underwriter or broker-dealer and any profit on any sale of the shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act.

The anti-manipulation provisions of Rules 101 through 104 of Regulation M promulgated under the Exchange Act may apply to purchases and sales of shares of common stock by the selling shareholders. In addition, there are restrictions on market-making activities by persons engaged in the distribution of the common stock.

Under the securities laws of certain states, the shares may be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be able to be sold unless our common stock has been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with.

We are required to pay expenses incident to the registration, offering, and sale of the shares under this offering. We estimate that our expenses will total approximately $50,000. We have agreed to indemnify certain selling shareholders and certain other persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments to which those selling shareholders or their respective pledgees, donees, transferees or other successors in interest may be required to make in respect thereof. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

DESCRIPTION OF SECURITIES

Our Common Stock

Authorized and Outstanding

Our authorized capital consists of 75 million shares of common stock, par value $.001 per share. As of June 1, 2006, 16,064,934 shares of our common stock were outstanding. Our Articles of Incorporation do not presently authorize the issuance of preferred stock.

Voting Rights

Holders of our common stock have the right to cast one vote for each share of stock in their name on the books of our company, whether represented in person or by proxy, on all matters submitted to a vote of holders of common stock, including election of directors. There is no right to cumulative voting in election of directors. Except where a greater requirement is provided by statute or by the articles of incorporation, or in the by-laws, the presence, in person or by proxy duly authorized, of the one or more holders of a majority of the outstanding shares of our common stock constitutes a quorum for the transaction of business. The vote by the holders of a majority of outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger, or amendment of our articles of incorporation.

Dividends

There are no restrictions in our articles of incorporation or by-laws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend (1) we would not be able to pay our debts as they become due in the usual course of business or (2) our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution. We have not declared any dividends, and we do not plan to declare any dividends in the foreseeable future.

Preemptive Rights

Holders of our common stock are not entitled to preemptive rights, and no redemption or sinking fund provisions are applicable to our common stock. All outstanding shares of our common stock are, and the units of common stock sold in the offering will when issued be, fully paid and non-assessable.

Our 8% Convertible Promissory Notes — The Bridge Loan

In a private placement transaction in April and May 2005, we issued a series of 8% convertible promissory notes in the aggregate amount of $560,000 that matured in November 2005. Each note is convertible at anytime at the option of the payee into our common stock at the rate of 100,000 shares for each $25,000 of principal, or $.25 per share. One payee holding a $25,000 note requested repayment when the notes matured and we paid him back in full. All of the remaining holders have not requested repayment. We are hopeful that they will convert their promissory notes into our common stock.

Our Investment Units

In July, August and September 2005, we issued an aggregate of 100 Units, with each Unit consisting of 6,666 shares of our common stock and a senior convertible promissory note convertible at anytime at the option of the payee into our common stock at the rate of 60,000 shares for each $25,000 or principal, or $.42 per share.

We have not granted to date any stock options.

Our Transfer Agent

We have retained Corporate Stock Transfer, Inc. as our transfer agent.

EXPERTS

Our consolidated audited financial statements as of December 31, 2005, and for the year ended December 31, 2005, included in this prospectus have been so included in reliance on the report of E. Randall Gruber, CPA, P.C., Lake Saint Louis, Missouri, independent registered accountants, given on the authority of said firm as experts in accounting and auditing.

No expert or counsel named in this registration statement as having prepared or certified any part of this statement or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or will receive, in connection with the offering, a substantial interest, direct or indirect, in us. Nor was any such person connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

LEGAL MATTERS

The validity of our common stock offered hereby will be passed upon for us by Jacobson & Colfin, P.C., New York, New York.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 78.138 of the Nevada Revised Statutes provides that a director or officer is not individually liable to the corporation or its shareholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that (1) his act or failure to act constituted a breach of his fiduciary duties as a director or officer and (2) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

This provision is intended to afford directors and officers protection against and to limit their potential liability for monetary damages resulting from suits alleging a breach of the duty of care by a director or officer. As a consequence of this provision, shareholders of our company will be unable to recover monetary damages against directors or officers for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct falls within one of the foregoing exceptions. The provision, however, does not alter the applicable standards governing a director’s or officer’s fiduciary duty and does not eliminate or limit the right of our company or any shareholder to obtain an injunction or any other type of non-monetary relief in the event of a breach of fiduciary duty.

Premiere Publishing Group, Inc. and Subsidiaries
Table of Contents

E. Randall Gruber, CPA, PC

Certified Public Accountant
400 Lake Saint Louis Boulevard
Lake Saint Louis, Missouri 63367

Telephone (636)561-5639
Fax (636)625-6039

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Premiere Publishing Group, Inc. and Subsidiaries

I have audited the accompanying consolidated balance sheets of Premiere Publishing Group, Inc. and subsidiaries (a Developmental Stage Enterprise) as of December 31, 2005 and 2004, and the related consolidated statements of loss, changes in stockholders’ equity, and cash flows for the year ended December 31, 2005 and for the period from inception May 1, 2004 to December 31, 2004 and the cumulative amounts from inception May 1, 2004 to December 31, 2005. These financial statements are the responsibility of the Company’s management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly in all material respects, the consolidated financial position of Premiere Publishing Group, Inc. and Subsidiaries as of December 31, 2005 and 2004 and the consolidated results of its operations and its cash flows for the year ended December 31, 2005 and for the period from inception May 1, 2004 to December 31, 2005 and the cumulative amounts from inception May 1, 2004 to December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in the notes to the financial statements, the Company has had limited operations and has not fully commenced planned principal operations. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in the notes to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 8 to the financial statements, the Company has restated its financial statements as of December 31, 2005 and for the year ended December 31, 2005 and for the period from inception May 1, 2004 through December 31, 2004 and the cumulative amounts from inception May 1, 2004 to December 31, 2005 in order to correctly reflect the acquisition of Sobe Life, LLC in April, 2005 as a recapitalization and to include its historical operations from inception May 1, 2004 through December 31, 2005 in the accompanying financial statements.

/s/ E. Randall Gruber, CPA, PC

E. Randall Gruber, CPA, PC

February 25, 2006, except for Note 8, as to which the date is May 3, 2006
St. Louis, Missouri

Member: American Institute of Certified Public Accountants
Registered: Public Company Accounting Oversight Board (PCAOB)

Premiere Publishing Group, Inc. and Subsdiaries
(A Developmental Stage Company)
Consolidated Balance Sheet

December 31, 2005
(restated)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$502,602
Accounts receivable, net	14.100
Prepaid expenses and other current assets	30,348
Debt issue costs	278,940

TOTAL CURRENT ASSETS	825,990
PROPERTY AND EQUIPMENT, net of accumulated depreciation of $11,301	69,377
LICENSES, net of accumulated amortization of $13,810	179,530

TOTAL ASSETS	1,074,897

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
8% Bridge Loan	535,000
8% Senior convertible promissory notes, net of discount of $46,687	2,428,313
Accounts payable	44,791
Accrued interest	109,403
Deferred revenue	15,350

TOTAL CURRENT LIABILITIES	3,132,857
COMMITMENTS AND CONTINGENCIES	—
STOCKHOLDERS’ DEFICIT
Common stock; $0.001 par value; 75,000,000 shares authorized; 16,064,934 shares issued and outstanding	16,065
Additional paid-in capital	1,733,779
Deficit accumulated during developmental stage	(3,807,804)

TOTAL STOCKHOLDERS’ DEFICIT	(2,057,960)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$1,074,897

The accompanying notes are an integral part of these consolidated financial statements

Premiere Publishing Group, Inc. and Subsdiaries
(A Developmental Stage Company)
Consolidated Statement of Operations

	Year Ended December 31, 2005	Inception to December 31, 2004	Inception to December 31, 2005
	(restated)
REVENUES
Advertising, circulation, and events	$563,848	$410,106	$973,954
OPERATING EXPENSES
Production, distribution and editorial	990,007	576,479	1,566,486
Selling, general and administrative	1,579,476	354,619	1,934,095
Consulting services	944,620	—	944,620

TOTAL OPERATING EXPENSES	3,514,103	931,098	4,445,201

LOSS FROM OPERATIONS	(2,950,255)	(520,992)	(3,471,247)
OTHER INCOME (EXPENSE)
Interest expense and financing costs	(336,548)	(3,018)	(339,566)
Other income	3,009	—	3,009

TOTAL OTHER INCOME (EXPENSE)	(333,539)	(3,018)	(336,557)
LOSS BEFORE PROVISION FOR INCOME TAXES	(3,283,794)	(524,010)	(3,807,804)
PROVISION FOR INCOME TAXES	—	—	—

NET LOSS	(3,283,794)	(524,010)	(3,807,804)

NET LOSS PER SHARE:
BASIC AND DILUTED	$(0.34)	$(0.01)	$(0.48)

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC AND DILUTED	9,749,645	5,350,000	7,863,099

The accompanying notes are an integral part of these consolidated financial statements

Premiere Publishing Group, Inc. and Subsdiaries
(A Developmental Stage Company)
Consolidated Statements of Stockholders’ Deficit
For the Period Inception to December 31, 2005

	Common Stock
	Shares	Amount	Additional paid-in capital	Deficit accumulated during the developmental stage	Total stockholders’ equity (deficit)
Balance at inception	—	$—	$—	$—	$—
Common stock issued to founders for capital contribution	5,350,000	5,350	522,012	—	527,362
Net loss				(524,010)	(524,010)

Balance, December 31, 2004 (restated)	5,350,000	5,350	522,012	(524,010)	3,352
Common stock issued to consultant and employees for services rendered	8,055,000	8,055	770,621		778,676
Common stock issued for licensing agreement	2,000,000	2,000	191,340		193,340
Common stock issued with 8% convertible promissory notes	659,934	660	61,532		62,192
Value of warrants issued for debt issuance costs			49,831		49,831
Value of warrants issued to consultants for services			138,443		138,443
Net loss				(3,283,794)	(3,283,794)

Balance, December 31, 2005 (restated)	16,064,934	$16,065	$1,733,779	$(3,807,804)	$(2,057,960)

The accompanying notes are an integral part of these consolidated financial statements

Premiere Publishing Group, Inc. and Subsdiaries
(A Developmental Stage Enterprise)
Consolidated Statement of Cash Flows

	Year Ended December 31, 2005	Inception to December 31, 2004	Inception to December 31, 2005
	(restated)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(3,283,794)	$(524,010)	$(3,807,904)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	20,726	4,385	25,111
Common stock issued for services	778,676	—	778,676
Amortization of debt issue costs	108,146	—	108,146
Value of warrants issued to consultants	138,443	—	138,443
Changes in assets and liabilities:
Accounts receivable	(14,100)	—	(14,100)
Prepaid expenses and other assets	(30,348)	—	(30,348)
Accounts payable	44,791	—	44,791
Accrued interest	109,403	—	109,403
Deferred revenue	15,350	—	15,350

Net cash used by operating activities	(2,112,707)	(519,625)	(2,632,332)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(72,941)	(7,737)	(80,678)

Net cash used in investing activities	(72,941)	(7,737)	(80,678)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of bridge loan	560,000	—	560,000
Repayment of bridge loan	(25,000)	—	(25,000)
Proceeds from issuance of senior convertible promissory notes	2,475,000	—	2,475,000
Payment of debt issue costs	(321,750)	—	(321,750)
Capital contribution	—	527,362	527,362

Net cash provided by financing activities	2,688,250	527,362	3,215,612

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	502,602	—	502,602
CASH AND CASH EQUIVALENTS, Beginning of period	—	—	—

CASH AND CASH EQUIVALENTS, End of period	$502,602	$—	$502,602

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid	$2,617	$3,018	$5,635

Income taxes paid	—	—	—

The accompanying notes are an integral part of these consolidated financial statements

Premiere Publishing Group, Inc. and Subsdiaries
(A Developmental Stage Enterprise)
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2005 and
the Period From Inception to December 31, 2004

Note 1 — Organization and Summary of Significant Accounting Policies

Organization

Sobe Life, LLC (“Sobe”), an Illinois limited liability company was formed in April 2004. Sobe enter into a publishing agreement with Trump World Publications LLC to publish Trump World magazine on a national basis. Trump World magazine was initially published, beginning in September 2004.

Premiere Publishing Group, Inc. (“PPG”) is a Nevada corporation organized on March 25, 2005. In April 2005, Sobe entered into an agreement with PPG whereby PPG acquired all of the outstanding membership interests of Sobe in exchange for 5,350,000 shares of PPG’s common stock.

As a result of the transaction, Sobe’s sole member owned 100% of the combined company and the sole owner and executive officer of Sobe became a director and executive officer of the PPG. Accordingly, the transaction has been accounted for as a reverse acquisition of PPG by Sobe resulting in a recapitalization of Sobe rather than as a business combination. Sobe is deemed to be the purchaser and surviving company for accounting purposes. Accordingly, its assets and liabilities are included in the balance sheet at their historical book values and the results of operations of Sobe have been presented for the comparative prior period. The historical cost of the net assets of PPG was $0. The combined companies of PPG and Sobe are thereafter referred to as the “Company.”

The Company’s principal business activities are the publishing of the national magazine “Trump World” on a quarterly basis, and “Poker Life” on a bi-monthly basis.

Advertising and magazine circulation revenues and events promoting the publication contents accounted for 100 percent of the Company’s revenues for the year ended December 31, 2005 and the period from inception to December 31, 2004. Revenues and operating results can be affected by changes in the demand for advertising and/or consumer demand for the Company’s product. Magazine circulation revenues are generally affected by national and/or regional economic conditions and competition from other forms of media.

Principles of consolidation

The consolidated financial statements include the accounts of Premiere Publishing Group, Inc. and its wholly owned subsidiaries. Significant intercompany transactions have been eliminated.

Going Concern

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company is a development stage company and has incurred a net loss for the year ended December 31, 2005 in the amount of $3,283,794 and as of December 31, 2005 had a working capital deficit of $2,306,867. These conditions raise substantial doubt as to the Company’s ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of this uncertainty. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company’s ability to continue in business is dependent upon obtaining sufficient financing or attaining profitable operations. The Company believes that it can raise additional funds through the exercise of its outstanding warrants and through short-term borrowing or the additional sale of its debt or equity securities. There is no assurance that the Company will be successful in raising this

Premiere Publishing Group, Inc. and Subsdiaries
(A Developmental Stage Enterprise)
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2005 and
the Period From Inception to December 31, 2004

additional capital or in achieving profitable operations. These consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Use of estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the amounts reported in the financial statements. The Company bases its estimates on historical experience, management expectations for future performance, and other assumptions as appropriate. Key areas affected by estimates include the assessment of the recoverability of long-lived assets, which is based on such factors as estimated future cash flows. The Company re-evaluates its estimates on an ongoing basis. Actual results may vary from those estimates.

Cash and cash equivalents

All cash and short-term investments with original maturities of three months or less are considered cash and cash equivalents, since they are readily convertible to cash. These short-term investments are stated at cost, which approximates fair value.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and cash equivalents and accounts receivables. The Company places its cash with high quality financial institutions and at times may exceed the FDIC $100,000 insurance limit. The Company extends credit based on an evaluation of the customer’s financial condition, generally without collateral. Exposure to losses on receivables is principally dependent on each customer’s financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses, as required. Accounts are “written-off” when deemed uncollectible.

Property and equipment

Property and equipment are stated at cost. Costs of replacements and major improvements are capitalized, and maintenance and repairs are charged to operations as incurred. Depreciation expense is provided primarily by the straight-line method over the estimated useful lives of the assets, five years for computer equipment, and ten years for office furnishings. Depreciation for the years ended December 31, 2005 and 2004 and from inception to December 31, 2005 was $20,558, $4,385 and $24,943, respectively.

Revenues

Revenues are recognized only when realized / realizable and earned, in accordance with GAAP. Advertising revenues are recognized when the underlying advertisements are published, defined as the issuer’s on-sale date. Barter advertising revenues and the offsetting expense are recognized at the fair value of the advertising as determined by similar cash transactions. Barter advertising revenues were not material in the initial period. Revenues from magazine subscriptions are deferred and recognized proportionately as products are delivered to subscribers.

Advertising expenses

Advertising costs are expensed when the advertising takes place. The total advertising expenses included in the Consolidated Statement of Operations for the years ended December 31, 2005 and 2004 and from inception to December 31, 2005 was $16,875, $0 and $16,875, respectively.

Premiere Publishing Group, Inc. and Subsdiaries
(A Developmental Stage Enterprise)
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2005 and
the Period From Inception to December 31, 2004

Stock Based Compensation

SFAS No. 123, “Accounting for Stock-Based Compensation,” establishes and encourages the use of the fair value based method of accounting for stock-based compensation arrangements under which compensation cost is determined using the fair value of stock-based compensation determined as of the date of grant and is recognized over the periods in which the related services are rendered. The statement also permits companies to elect to continue using the current intrinsic value accounting method specified in Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” to account for stock-based compensation. The Company has elected to use the intrinsic value based method and has disclosed the pro forma effect of using the fair value based method to account for its stock-based compensation issued to employees. For options granted to employees where the exercise price is less than the fair value of the stock at the date of grant, the Company recognizes an expense in accordance with APB 25. For non-employee stock based compensation the Company recognizes an expense in accordance with SFAS No. 123 and values the equity securities based on the fair value of the security on the date of grant.

Income taxes

Income taxes are accounted for in accordance with SFAS 109, Accounting for Income Taxes, using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Earnings (loss) per share

In accordance with SFAS No. 128, “Earnings Per Share,” the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. At December 31, 2005, the only potential dilutive securities were 3,989,990 warrants to purchase shares of common stock. Due to the net loss, none of the potentially dilutive securities were included in the calculation of diluted earnings per share since their effect would be anti-dilutive.

Special-purpose entities

The Company does not have any off-balance sheet financing activities.

Impairment or Disposal of Long-Lived Assets

In August 2001, FASB issued Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“FAS 144”). FAS 144 clarifies the accounting for the impairment of long-lived assets and for long-lived assets to be disposed of, including the disposal of business segments and major lines of business. Long-lived assets are reviewed when facts and circumstances indicate that the carrying value of the asset may not be recoverable. When necessary, impaired assets are written down to their estimated fair value based on the best information available.

Premiere Publishing Group, Inc. and Subsdiaries
(A Developmental Stage Enterprise)
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2005 and
the Period From Inception to December 31, 2004

Recently issued accounting pronouncements

In March 2004, the FASB approved the consensus reached on the Emerging Issues Task Force (EITF) Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” The objective of this Issue is to provide guidance for identifying impaired investments. EITF 03-1 also provides new disclosure requirements for investments that are deemed to be temporarily impaired. In September 2004, the FASB issued a FASB Staff Position (FSP) EITF 03-1-1 that delays the effective date of the measurement and recognition guidance in EITF 03-1 until after further deliberations by the FASB. The disclosure requirements are effective only for annual periods ending after June 15, 2004. The Company has evaluated the impact of the adoption of the disclosure requirements of EITF 03-1 and does not believe it will have an impact to the Company’s overall combined results of operations or combined financial position. Once the FASB reaches a final decision on the measurement and recognition provisions, the Company will evaluate the impact of the adoption of EITF 03-1.

In November 2004, the FASB issued SFAS No. 151 “Inventory Costs, an amendment of ARB No. 43, Chapter 4”, (“SFAS No. 151”). The amendments made by SFAS 151 clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. The Company has evaluated the impact of the adoption of SFAS 151, and does not believe the impact will be significant to the Company’s overall results of operations or financial position.

In December 2004, the FASB issued SFAS No.152, “Accounting for Real Estate Time-Sharing Transactions-an amendment of FASB Statements No. 66 and 67” (“SFAS 152”) SFAS 152 amends SFAS No. 66, “Accounting for Sales of Real Estate”, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, “Accounting for Real Estate Time-Sharing Transactions”. SFAS 152 also amends SFAS No. 67, “Accounting for Costs and Initial Rental Operations of Real Estate Projects”, to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. SFAS 152 is effective for financial statements for fiscal years beginning after June 15, 2005, with earlier application encouraged. The Company has evaluated the impact of the adoption of SFAS 152, and does not believe the impact will be significant if any, to the Company’s overall results of operations or financial position since the Company does not enter into such transactions.

In December 2004, the FASB issued SFAS No.153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions.” The amendments made by SFAS 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. Opinion 29 provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. That exception required that some nonmonetary exchanges, although commercially substantive, to be recorded on a carryover

Premiere Publishing Group, Inc. and Subsdiaries
(A Developmental Stage Enterprise)
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2005 and
the Period From Inception to December 31, 2004

basis. By focusing the exception on exchanges that lack commercial substance, the FASB believes SFAS No.153 produces financial reporting that more faithfully represents the economics of the transactions. SFAS No.153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of SFAS No.153 shall be applied prospectively. The Company has evaluated the impact of the adoption of SFAS 153, and does not believe the impact will be significant to the Company’s overall results of operations or financial position.

In December 2004, the FASB issued SFAS No.123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”). SFAS 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. SFAS 123(R) replaces SFAS No. 123, “Accounting for Stock-Based Compensation”, and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees”. SFAS 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Public entities (other than those filing as small business issuers) will be required to apply SFAS 123(R) as of the first interim or annual reporting period that begins after June 15, 2005. This pronouncement is effective for the Company, a small business issuer, as of the first interior annual reporting period that begins after December 15, 2005. The Company has evaluated the impact of the adoption of SFAS 123(R), and does not believe the impact will be significant to the Company’s overall results of operations or financial position.

Note 3 — Debentures payable

8% Bridge Notes

In a private placement transaction in April and May, 2005, the Company issued a series of 8% convertible promissory notes in a total amount of $560,000 with a maturity date of 180 days. The principal amount of each note is convertible, at the option of the Payee at anytime prior to the maturity date into common stock of the Company at the rate of 100,000 shares of common stock for each $25,000 of principal. The Company may at its election pay the interest due on the convertible promissory note in the form of shares of its common stock for $.50 of interest due. Accrued interest at December 31, 2005 on the balance remaining of $535,000 totaled $28,855. These debentures were due on October 31, 2005. The Company is in technical default on this issue; however, none of the debenture holders have requested payment as of December 31, 2005.

The Company has evaluated that the convertible debenture discussed above and has concluded that there is no beneficial conversion feature as the conversion price was greater than the Company’s stock price on the date the notes were issued.

8% Senior Convertible Promissory Notes

In a second private placement transaction in July and August, 2005, the Company offered 100 units consisting of an 8% senior convertible promissory note in the face amount of $25,000 due July 31, 2006, and 6,666 shares of common stock. Each senior convertible promissory note is convertible at any

Premiere Publishing Group, Inc. and Subsdiaries
(A Developmental Stage Enterprise)
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2005 and
the Period From Inception to December 31, 2004

time into 60,000 shares of common stock or $.42 per share. The Company has recorded debentures payable in the amount of $2,475,000 at December 31, 2005. Accrued interest at December 31, 2005 totaled $80,548. The Company has issued 659,934 shares of common stock to the holders of the debentures.

The Company has evaluated that the convertible debenture discussed above and has concluded that there is no beneficial conversion feature as the conversion price was greater than the Company’s stock price on the date the notes were issued. The Company has allocated the proceeds of the notes between the notes and the common stock issued with the notes based on the relative fair value of each instrument. As a result the notes and common stock were valued at $2,412,807 and $62,193, respectively. The amount allocated to the common stock has been recorded as a debt discount and is being amortized over the term of the notes. For the year ended December 31, 2005, the Company amortized $15,506 of the debt discount as a charge to financing costs.

In connection with the $2,475,000 senior convertible promissory notes, the Company paid $321,750 in fees and commissions and also issued the placement agent 989,990 warrants to purchase shares of the Company’s common stock valued at $49,831. These warrants do not contain registration rights. The warrants were valued using a Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 4.5%; dividend yields of 0%; volatility factors of the expected market price of the Company’s common shares of 100%; and a weighted average expected life of the option of 5 years. The warrants have an exercise price of $0.50. The total debt issue costs of $371,581 are being amortized over the term of the notes. For the year ended December 31, 2005, the Company amortized $92,641 of the debt issue costs as a charge to financing costs.

Note 4 — Stockholders’ Deficit

Common stock

During the year ended December 31, 2005, the Company issued a total of 8,055,000 shares of common stock to employees and consultants for services rendered. The shares were valued at $0.097 per share. Since the Company’s common stock is not publicly traded, the value of the Company’s common stock was determined by the management of the Company based on the value of the most recent transaction in its common stock.

Also, during the year ended December 31, 2005, the Company issued 2,000,000 shares of common stock to Donald Trump for the use of the Trump name for use in its magazine publications. The shares were valued at $0.097 per share or $193,340. The $193,340 has been capitalized as Licenses on the accompanying consolidated balance sheet and is being amortized over seven years.

In addition, during the year ended December 31, 2005, the Company issued 659,934 shares of common stock in connection with its 8% Senior Convertible Promissory Notes (See Note 3).

The Company agreed to register the shares of the Company’s common stock issuable upon conversion of the Bridge Notes and the Senior Notes. The Company agreed to file an initial registration statement with the Securities & Exchange Commission within 45 days of the issuance of the first Bridge Note, pay the expenses associated with the registration and to obtain an effective date for the registration by April 28, 2006.

The Company met it’s obligation to file by the Scheduled Filing Deadline, but will likely not meet the Scheduled Effective Deadline. In such event, the Company has agreed to pay as liquidated damages to the Senior Note holders a cash amount equal to 1% the Unit Price for each month until declared effective. This obligation, if incurred, would be $24,750 per month.

Premiere Publishing Group, Inc. and Subsdiaries
(A Developmental Stage Enterprise)
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2005 and
the Period From Inception to December 31, 2004

Warrants

During the year ended December 31, 2005, the Company issued 3,000,00 warrants to four consultants for services rendered. The warrants were valued at $138,443 using a Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 4.5%; dividend yields of 0%; volatility factors of the expected market price of the Company’s common shares of 100%; and a weighted average expected life of the option of 5 years. The warrants have an exercise price of $0.65. These warrants do not contain registration rights

Note 5 — Commitments

Lease

The Company occupies their office space under a lease agreement. The current lease is for the period beginning November 1, 2005 through October 31, 2006.. Rental expense is in the amount of $13,013 per month beginning May 1, 2006, due to negotiation that there are no lease payments due during the first six months of the lease term. For the period from November 1, 2006 through October 1, 2007, the monthly rent is $13,338. For the period November 1, 2007 through October 31, 2008, the monthly rental is $13,672. For the period November 1, 2008 through October 1, 2009 the monthly rental is $14,013. For the period November 1, 2009 through December 31, 2009 the monthly rental is $14,364 per month. In the normal course of business, leases that expire are generally replaced by leases on similar property.

Employment Agreement

The Company has a five (5) year employment agreement with Mr. Jacobson, the Company’s President and sole director, which provides for an annual base salary of $200,000, a monthly car allowance of $1,000 and payment of discretionary bonuses. The accompanying consolidated financial statements include compensation expense of $112,000 and $70,000 for 2005 and 2004, respectively. Compensation expense included in the Consolidated Statement of Operations for the years ended December 31, 2005 and 2004 and from inception to December 31, 2005 was $112,000, $70,000 and $182,000, respectively.

Publishing Agreement

The Company has negotiated an agreement with Donald Trump in which the Company can use the Trump name in exchange for a $200,000 payment made on July 30, 2005 for all prior issues; $120,000 for the fall, 2005 and winter, 2005 publications, and $135,000 for each subsequent issue. In addition 7.5% of the net profits generated by each issue of Trump World magazine is payable to Mr. Trump. As of December 31, 2005 the magazine has not generated a profit. Mr. Trump was also issued 2,000,000 shares of the Company’s common stock as additional compensation for the licensing of his name for a five year period.

The fair value of the stock issued was $193,340 and is included under Licenses on the balance sheet, net of accumulated amortization of the license amount of $13,810.

Investment Banking Agreement

Legend Merchant Group, Inc. was issued 1,500,000 shares of the Company’s common stock and a 10% profit participation in Sobe Life, LLC. In addition it was given a 5% profit participation interest in Poker Life Magazine, LLC, a new business established to publish a national bi-monthly magazine entitled “Poker Life” that will focus on the popular game of poker and the lifestyle surrounding it. Poker Life, LLC published the first issue in October, 2005. As of December 31, 2005 the magazine has

Premiere Publishing Group, Inc. and Subsdiaries
(A Developmental Stage Enterprise)
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2005 and
the Period From Inception to December 31, 2004

not generated a profit. The common shares and profit participation in the net income of the two subsidiaries were given as compensation in connection with the restructuring and subsequent acquisition of Sobe Life, LLC by Premiere Publishing Group, Inc.

Independent Representative Agreement

The Company entered into an Independent Representative Agreement with Rob & Suz Consulting Inc. (“RSCI”). The terms of the agreement provide for RSCI to provide sales services for Poker Life Magazine for so long as the Company publishes Poker Life Magazine but in no event for less than two (2) years. Compensation under the agreement is to be 10% of advertising sold by RSCI and 5% of advertising sold as result of RSCI introductions. The owners of RSCI, Robert and Susan Cole are shareholders of the Company.

Profit Participation Agreement

The Company also has a commitment to pay a former member of Sobe, 15% of the profits generated by the Trump World magazine up to a maximum of $500,000.

Note 6 — Segment Information

Premiere Publishing Group, Inc. has determined that it has one reportable segment, magazine publishing.

Note 7 — Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes”. SFAS No. 109 requires the Company to provide a net deferred tax asset/liability equal to the expected future tax benefit/expense of temporary reporting differences between book and tax accounting methods and any available operating loss or tax credit carryforwards.

For the period from Inception to December 31, 2004 and January 1 to March 31, 2005 Sobe, a limited liability company, was considered a pass-through entity for federal income reporting purposes. As a pass-through entity, the items of Sobe’s taxable income, loss and expense were reported directly by its Members and it paid no federal income taxes.

Sobe for the period April 1, to December 31, 2005 and PokerLife for the period from inception to December 31, 2005 are wholly owned by the Company. Accordingly, all items of federal income and expense will be reported and taxed at the federal corporate tax rates.

The Company has available at December 31, 2005 an unused operating loss carryforward of approximately $3,200,000 which may be applied against future taxable income and which expires in 2025. The amount of and ultimate realization of the benefits from the operating loss carryforward for income tax purposes is dependent, in part, upon the tax laws then in effect, the future earnings of the Company, and other future events, the effects of which cannot be determined.

Because of the uncertainty surrounding the realization of the net deferred tax assets, the Company has established a valuation allowance equal to their tax effect and, therefore, no deferred tax asset has been recognized. The net deferred tax assets, which consist primarily of the 2005 net operating loss carryforward, is approximately $1,280,000, with an offsetting valuation allowance of the same amount, resulting in a change in the valuation allowance of approximately $1,280,000 for the year ended December 31, 2005.

Premiere Publishing Group, Inc. and Subsdiaries
(A Developmental Stage Enterprise)
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2005 and
the Period From Inception to December 31, 2004

Internal Revenue Code Section 382 substantially restricts the ability of a corporation to utilize existing net operating losses in the event of an “ownership change”. The Company has determined that there will be significant limitations on the future utilization of its net operating loss carryforwards for Federal income tax purposes due to ownership changes.

Note 8 — Restatement

Subsequent to issuing the Company’s December 31, 2005 consolidated financial statements, the Company discovered an error in the accounting treatment for the acquisition of Sobe. The Company originally reported the acquisition as a corporate reorganization. The Company has determined that the acquisition should have been recorded as a recapitalization. In addition, the Company determined that the value used to report transaction in its common stock should have been based on the most recent transaction in its common stock rather than the conversion price of the 8% Senior Convertible Promissory Notes. The effects of accounting for Sobe as a recapitalization, the change in value of transaction in the Company’s common stock and other accounting errors are summarized below:

Premiere Publishing Group, Inc. and Subsdiaries
(A Developmental Stage Enterprise)
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2005 and
the Period From Inception to December 31, 2004

As of December 31, 2005	As Previously Filed	Adjustments	As Restated
Balance Sheet
Cash and cash equivalents	$502,602	$—	$502,602
Accounts receivable	14,100	—	14,100
Prepaid expenses and other current assets	30,348	—	30,348
Debt issue costs	—	278,940	278,940
Property and equipment	69,377	—	69,377
Licenses	780,000	(600,470)	179,530
Discount on long-term debt	161,684	(161,684)	—

Total assets	1,558,111	(483,214)	1,704,897

8% Bridge loan	535,000	—	535,000
8% Senior convertible promissory note	2,475,000	(46,687)	2,428,313
Accounts payable	44,791	—	44,791
Accrued interest	109,403	—	109,403
Deferred income	15,350	—	15,350

Total current liabilities	3,179,544	(46,687)	3,132,857

Common stock	15,826	239	16,065
Additional paid in capital	7,372,166	(5,638,387)	1,733,779
Deficit accumulated during development stage	(8,909,425)	5,101,621	(3,807,804)
Treasury stock	(100,000)	100,000	—

Total stockholder’s deficit	(1,621,433)	(436,527)	(2,057,960)

Total liabilities and stockholders’ deficit	$1,558,111	$(483,214)	$1,074,897

For the Year Ended December 31, 2005
Statement of Operations
Revenues	$563,848	$—	$563,848
Production, distribution and editorial	1,014,190	(24,183)	990,007
Selling, general and administrative	1,982,518	(403,042)	1,579,476
Consulting services	5,888,266	(4,943,646)	944,620
Interest expense and financing costs	591,308	(254,760)	336,548
Other income	3,009	—	3,009

Net loss	$8,909,425)	$5,625,631	$(3,283,794)

Loss per share	$(0.66)	$0.32	$(0.34)
Weighted average shares outstanding	13,584,408		9,749,645

Premiere Publishing Group, Inc. and Subsdiaries
(A Developmental Stage Company)
Consolidated Balance Sheet

March 31, 2006
(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$292,639
Accounts receivable, net of allowance for doubtful accounts of $9,300	501,438
Prepaid expenses and other current assets	31,520
Debt issue costs	187,318

TOTAL CURRENT ASSETS	1,012,915
PROPERTY AND EQUIPMENT, net of accumulated depreciation of $15,858	81,778
LICENSES, net of accumulated amortization of $20,715	172,625

TOTAL ASSETS	$1,267,318

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
8% Bridge Loan	$535,000
8% Senior convertible promissory notes, net of discount of $31,352	2,443,648
Line of credit	100,000
Accounts payable	166,920
Accrued interest	169,603
Deferred revenue	993

TOTAL CURRENT LIABILITIES	3,416,164
COMMITMENTS AND CONTINGENCIES	-
STOCKHOLDERS’ DEFICIT
Common stock; $0.001 par value; 75,000,000 shares authorized; 16,064,934 shares issued and outstanding	16,065
Additional paid-in capital	1,733,779
Deficit accumulated during the development stage	(3,898,690)

TOTAL STOCKHOLDERS’ DEFICIT	(2,148,846)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$1,074,897

The accompanying notes are an integral part of these consolidated financial statements.

Premiere Publishing Group, Inc. and Subsdiaries
(A Developmental Stage Company)
Consolidated Statement of Operations

	Three Months Ended
	March 31, 2006	March 31, 2005	Inception to March 31, 2006
	(unaudited)	(unaudited)	(unaudited)
REVENUES
Advertising, circulation, and events	$826,984	$102,302	$1,800,938
OPERATING EXPENSES:
Production, distribution and editorial	380,344	242,920	1,946,830
Selling, general and adminstrative	368,857	150,173	2,302,952
Consulting services	2,300		946,920

TOTAL OPERATING EXPENSES	751,501	393,093	5,196,702

LOSS FROM OPERATIONS	75,483	(290,791)	(3,395,764)
OTHER INCOME (EXPENSE)
Interest expense and financing costs	(167,157)	—	(506,723)
Other income	788	—	3,797

TOTAL OTHER INCOME (EXPENSE)	(166,369)	—	(502,926)

LOSS BEFORE PROVISION FOR INCOME TAXES	(90,886)	(290,791)	(3,898,690)
PROVISION FOR INCOME TAXES	—	—	—

NET LOSS	(90,886)	(290,791)	(3,898,690)

NET LOSS PER SHARE:
BASIC AND DILUTED	$(0.01)	$(0.05)	$(0.44)

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC AND DILUTED	16,064,934	5,350,000	8,875,672

The accompanying notes are an integral part of these consolidated financial statements.

Premiere Publishing Group, Inc. and Subsdiaries
(A Developmental Stage Company)
Consolidated Statements of Stockholders’ Deficit
For the Period Inception to March 31, 2006
(unaudited)

	Common Stock
	Shares	Amount	Additional paid-in capital	Deficit accumulated during the developmental stage	Total stockholders’ equity (deficit)
Balance at inception	—	$—	$—	$—	$—
Common stock issued to founders for capital contribution	5,350,000	5,350	522,012	—	527,362
Net loss				(524,010)	(524,010)

Balance, December 31, 2004	5,350,000	5,350	522,012	(524,010)	3,352
Common stock issued to consultant and employees for services rendered	8,055,000	8,055	770,621		778,676
Common stock issued for licensing agreement	2,000,000	2,000	191,340		193,340
Common stock issued with 8% convertible promissory notes	659,934	660	61,532		62,192
Value of warrants issued for debt issuance costs			49,831		49,831
Value of warrants issued to consultants for services			138,443		138,443
Net loss				(3,283,794)	(3,283,794)

Balance, December 31, 2005	16,064,934	16,065	1,733,779	(3,807,804)	(2,057,960)
Net loss				(90,886)	(90,886)

Balance, March 31, 2006 (unaudited)	16,064,934	$16,065	$1,733,779	$(3,898,690)	$(2,148,846)

The accompanying notes are an integral part of these consolidated financial statements.

Premiere Publishing Group, Inc. and Subsdiaries
(A Developmental Stage Enterprise)
Consolidated Statements of Cash Flows

	Three Months Ended
	March 31, 2006	March 31, 2005	Inception to March 31, 2006
	(unaudited)	(unaudited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(90,886)	$(290,791)	$(3,898,690)
Adjustment to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	11,462	385	36,573
Common stock issued for services	—	—	778,676
Amortization of debt issue costs	106,957	—	215,103
Value of warrants issued to consultants	—	—	138,443
Changes in assets and liabilities:
Accounts receivable	(487,338)	—	(501,438)
Prepaid expenses and other assets	(1,172)	—	(31,520)
Accounts payable	122,129	106,891	166,920
Accrued interest	60,200	—	169,603
Deferred revenue	(14,357)	—	993

Net cash used in operating activities	(293,005)	(183,515)	(2,925,337)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(16,958)	—	(97,636)

Net cash used in investing activities	(16,958)	—	(97,636)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of bridge loan	—	—	560,000
Repayment of bridge loan	—	—	(25,000)
Proceeds from issuance of senior convertible promissory notes	—	—	2,475,000
Proceeds from line of credit, net	100,000	—	100,000
Payment of debt issue costs	—	—	(321,750)
Advances from related party	—	183,515	—
Capital contribution	—	—	527,362

Net cash provided by financing activities	100,000	183,515	3,315,612

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(209,963)	—	292,639
CASH AND CASH EQUIVALENTS, Beginning of period	502,602	—	—

CASH AND CASH EQUIVALENTS, End of period	$292,639	$—	$292,639

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid	$—	$—	$5,635

Income taxes paid	—	—	—

The accompanying notes are an integral part of these consolidated financial statements.

Premiere Publishing Group, Inc. and Subsdiaries
(A Developmental Stage Enterprise)
Notes to Consolidated Financial Statements
Three Months Ended March 31, 2006 and 2005 (unaudited)

Note 1 — Basis of Presentation

The unaudited consolidated financial statements have been prepared by Premiere Publishing Group, Inc. (the “Company”), in accordance with generally accepted accounting principles for interim financial information and with the instructions for Form 10-QSB and Regulation S-B as promulgated by the Securities and Exchange Commission (“SEC”). Accordingly, these consolidated financial statements do not include all of the disclosures required by generally accepted accounting principles in the United States of America for complete financial statements. These unaudited interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the notes thereto for the year ended December 31, 2005 included elsewhere in this prospectus. In the opinion of management, the unaudited interim consolidated financial statements furnished herein include all adjustments, all of which are of a normal recurring nature, necessary for a fair statement of the results for the interim period presented. The results of the three months ended March 31, 2006 are not necessarily indicative of the results to be expected for the full year ending December 31, 2006.

Note 2 — Organization and Summary of Significant Accounting Policies

Organization

Sobe Life, LLC (“Sobe”), an Illinois limited liability company was formed in April 2004. Sobe enter into a publishing agreement with Trump World Publications LLC to publish Trump World magazine on a national basis. Trump World magazine was initially published, beginning in September 2004.

Premiere Publishing Group, Inc. (“PPG”) is a Nevada corporation organized on March 25, 2005. In April 2005, Sobe entered into an agreement with PPG whereby PPG acquired all of the outstanding membership interests of Sobe in exchange for 5,350,000 shares of PPG’s common stock.

As a result of the transaction, Sobe’s sole member owned 100% of the combined company and the sole owner and executive officer of Sobe became a director and executive officer of the PPG. Accordingly, the transaction has been accounted for as a reverse acquisition of PPG by Sobe resulting in a recapitalization of Sobe rather than as a business combination. Sobe is deemed to be the purchaser and surviving company for accounting purposes. Accordingly, its assets and liabilities are included in the balance sheet at their historical book values and the results of operations of Sobe have been presented for the comparative prior period. The historical cost of the net assets of PPG was $0. The combined companies of PPG and Sobe are thereafter referred to as the “Company.”

The Company’s principal business activities are the publishing of the national magazine “Trump World” on a quarterly basis, and “Poker Life” on a bi-monthly basis.

Principles of consolidation

The consolidated financial statements include the accounts of Premiere Publishing Group, Inc. and its wholly owned subsidiaries. Significant intercompany transactions have been eliminated.

Going Concern

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company is a development stage company and has incurred a net loss for the three months ended March 31, 2006 in the amount of $90,886 and as of March 31, 2006 had a working capital deficit of $2,403,249. These conditions raise substantial doubt as to the Company’s ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of this uncertainty. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and

Premiere Publishing Group, Inc. and Subsdiaries
(A Developmental Stage Enterprise)
Notes to Consolidated Financial Statements
Three Months Ended March 31, 2006 and 2005 (unaudited)

classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company’s ability to continue in business is dependent upon obtaining sufficient financing or attaining profitable operations. The Company believes that it can raise additional funds through the exercise of its outstanding warrants and through short-term borrowing or the additional sale of its debt or equity securities. There is no assurance that the Company will be successful in raising this additional capital or in achieving profitable operations. These consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Use of estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the amounts reported in the financial statements. The Company bases its estimates on historical experience, management expectations for future performance, and other assumptions as appropriate. Key areas affected by estimates include the assessment of the recoverability of long-lived assets, which is based on such factors as estimated future cash flows. The Company re-evaluates its estimates on an ongoing basis. Actual results may vary from those estimates.

Cash and cash equivalents

All cash and short-term investments with original maturities of three months or less are considered cash and cash equivalents, since they are readily convertible to cash. These short-term investments are stated at cost, which approximates fair value.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and cash equivalents and accounts receivables. The Company places its cash with high quality financial institutions and at times may exceed the FDIC $100,000 insurance limit. The Company extends credit based on an evaluation of the customer’s financial condition, generally without collateral. Exposure to losses on receivables is principally dependent on each customer’s financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses, as required. Accounts are “written-off” when deemed uncollectible.

Property and equipment

Property and equipment are stated at cost. Costs of replacements and major improvements are capitalized, and maintenance and repairs are charged to operations as incurred. Depreciation expense is provided primarily by the straight-line method over the estimated useful lives of the assets, five years for computer equipment, and ten years for office furnishings. Depreciation for the three months ended March 31, 2006 and 2005 was $4,557 and $385, respectively.

Revenues

Revenues are recognized only when realized / realizable and earned, in accordance with GAAP. Advertising revenues are recognized when the underlying advertisements are published, defined as the issuer’s on-sale date. Barter advertising revenues and the offsetting expense are recognized at the fair value of the advertising as determined by similar cash transactions. Barter advertising revenues were not material in the initial period. Revenues from magazine subscriptions are deferred and recognized proportionately as products are delivered to subscribers.

Premiere Publishing Group, Inc. and Subsdiaries
(A Developmental Stage Enterprise)
Notes to Consolidated Financial Statements
Three Months Ended March 31, 2006 and 2005 (unaudited)

Stock Based Compensation

The Company accounts for its stock-based compensation in accordance with SFAS No. 123R, “Share-Based Payment, an Amendment of FASB Statement No. 123.” The Company recognizes in the statement of operations the grant-date fair value of stock options and other equity-based compensation issued to employees and non-employees. The Company did not grant any new employee options and no options were cancelled or exercised during the three months ended March 31, 2006. As of March 31, 2006, there were no options outstanding.

Income taxes

Income taxes are accounted for in accordance with SFAS 109, Accounting for Income Taxes, using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Earnings (loss) per share

In accordance with SFAS No. 128, “Earnings Per Share,” the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. At March 31, 2006, the only potential dilutive securities were 3,989,990 warrants to purchase shares of common stock. Due to the net loss, none of the potentially dilutive securities were included in the calculation of diluted earnings per share since their effect would be anti-dilutive.

Special purpose entities

The Company does not have any off-balance sheet financing activities.

Impairment or Disposal of Long-Lived Assets

In August 2001, FASB issued Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“FAS 144”). FAS 144 clarifies the accounting for the impairment of long-lived assets and for long-lived assets to be disposed of, including the disposal of business segments and major lines of business. Long-lived assets are reviewed when facts and circumstances indicate that the carrying value of the asset may not be recoverable. When necessary, impaired assets are written down to their estimated fair value based on the best information available.

Recently issued accounting pronouncements

In February 2006, FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”. SFAS No. 155 amends SFAS No 133, “Accounting for Derivative Instruments and Hedging Activities”, and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. SFAS No. 155, permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of

Premiere Publishing Group, Inc. and Subsdiaries
(A Developmental Stage Enterprise)
Notes to Consolidated Financial Statements
Three Months Ended March 31, 2006 and 2005 (unaudited)

SFAS No. 133, establishes a requirement to evaluate interest in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on the qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of the Company’s first fiscal year that begins after September 15, 2006. Management believes that this statement will not have a significant impact on the consolidated financial statements.

In March 2006 FASB issued SFAS 156 “Accounting for Servicing of Financial Assets” this Statement amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. This Statement:

   1. Requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract.

   2. Requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable.

   3. Permits an entity to choose “Amortization method” or Fair value measurement method’ for each class of separately recognized servicing assets and servicing liabilities:

   4. At its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under Statement 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value.

   5. Requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities.

This Statement is effective as of the beginning of the Company’s first fiscal year that begins after September 15, 2006. Management believes that this statement will not have a significant impact on the consolidated financial statements.

Note 3 — Debentures payable

8% Bridge Notes

In a private placement transaction in April and May, 2005, the Company issued a series of 8% convertible promissory notes in a total amount of $560,000 with a maturity date of 180 days. The principal amount of each note is convertible, at the option of the Payee at anytime prior to the maturity date into common stock of the Company at the rate of 100,000 shares of common stock for each $25,000 of principal. The Company may at its election pay the interest due on the convertible promissory note in the form of shares of its common stock for $.50 of interest due. Accrued interest at March 31, 2006 on the balance remaining of $535,000 totaled $39,555. These debentures were due on October 31, 2005. The Company is in technical default on this issue; however, none of the debenture holders have requested payment as of March 31, 2006.

Premiere Publishing Group, Inc. and Subsdiaries
(A Developmental Stage Enterprise)
Notes to Consolidated Financial Statements
Three Months Ended March 31, 2006 and 2005 (unaudited)

The Company has evaluated that the convertible debenture discussed above and has concluded that there is no beneficial conversion feature as the conversion price was greater than the Company’s stock price on the date the notes were issued.

8% Senior Convertible Promissory Notes

In a second private placement transaction in July and August, 2005, the Company offered 100 units consisting of an 8% senior convertible promissory note in the face amount of $25,000 due July 31, 2006, and 6,666 shares of common stock. Each senior convertible promissory note is convertible at any time into 60,000 shares of common stock or $.42 per share. The Company has recorded debentures payable in the amount of $2,475,000 at March 31, 2006. Accrued interest at December 31, 2005 totaled $130,048. The Company has issued 659,934 shares of common stock to the holders of the debentures.

The Company has evaluated that the convertible debenture discussed above and has concluded that there is no beneficial conversion feature as the conversion price was greater than the Company’s stock price on the date the notes were issued. The Company has allocated the proceeds of the notes between the notes and the common stock issued with the notes based on the relative fair value of each instrument. As a result the notes and common stock were valued at $2,412,807 and $62,193, respectively. The amount allocated to the common stock has been recorded as a debt discount and is being amortized over the term of the notes. For the three months ended March 31, 2006, the Company amortized $15,335 of the debt discount as a charge to financing costs.

In connection with the $2,475,000 senior convertible promissory notes, the Company paid $321,750 in fees and commissions and also issued the placement agent 989,990 warrants to purchase shares of the Company’s common stock valued at $49,831. The warrants were valued using a Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 4.5%; dividend yields of 0%; volatility factors of the expected market price of the Company’s common shares of 100%; and a weighted average expected life of the option of 5 years. The warrants have an exercise price of $0.50. The total debt issue costs of $371,581 are being amortized over the term of the notes. For the three months ended March 31, 2006, the Company amortized $91,622 of the debt issue costs as a charge to financing costs.

Note 4 — Line of Credit

The Company has a line of credit with a financial institution that provides for maximum borrowings of $100,000 and accrues interest at prime (7.75% at March 31, 2006). The line of credit expires on December 31, 2006. As of March 31, 2006, the Company has $100,000 outstanding under this line of credit.